Exhibit 3.1.26

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CARRABBA’S/GEORGIA-I, LIMITED PARTNERSHIP

THE UNDERSIGNED, acting as organizer of CARRABBA’S/GEORGIA-I, LIMITED PARTNERSHIP (the “Partnership”), hereby makes, adopts and files this Certificate of Limited Partnership for the purposes of forming a limited partnership pursuant to the provisions of the Georgia Revised Uniform Limited Partnership Act codified in Title 14 of the Official Code of Georgia Annotated (the “Act”), and states the following:

1. Name and Address. The name of the Partnership is “CARRABBA’S/GEORGIA-I, LIMITED PARTNERSHIP” The address of the Partnership is 405 North Reo Street, Suite 210, Tampa, Florida 33609.

2. Registered Office and Agent. The initial registered agent and registered office of the Partnership shall be CORPORATION PROCESS COMPANY located at c/o Corporation Process Company, 180 Cherokee Street, Northeast, Marietta, Georgia 30060.

4. Name and Business Address of the General Partner. The name of the General Partner for this Partnership is CARRABBA’S ITALIAN GRILL, INC., a Florida corporation. The business address of the General Partner is 405 North Reo Street, Suite 210, Tampa, Florida 33609.

IN WITNESS WHEREOF, the parties hereto have sworn to and executed this Affidavit and Certificate of Limited Partnership this 6th day of August, 1996.

CARRABBA’S/GEORGIA-I, LIMITED PARTNERSHIP
		By:	CARRABBA’S ITALIAN GRILL, INC.

Attest:	/s/ Joseph J. Kadow	By:	/s/ Robert D. Basham
	JOSEPH J. KADOW		ROBERT D. BASHAM
Title:	Secretary	Title:	President